Exhibit 99.1

NPS Pharmaceuticals Reports 2009 Results and 2010 Outlook

Cash burn in line with revised guidance

Enrollment for Phase 3 study of GATTEX in SBS nearing target completion

-- Conference call today at 5:00 PM ET --

BEDMINSTER, N.J.--(BUSINESS WIRE)--March 11, 2010--NPS Pharmaceuticals, a specialty pharmaceutical company developing innovative therapeutics for rare gastrointestinal and endocrine disorders, today reported its results for the fourth quarter and full year 2009. The company also reported that based on the current pre-randomization dropout rate, there are a sufficient number of patients enrolled, scheduled or identified to achieve the 86-patient randomization target in STEPS, a Phase 3 registration study of GATTEX® (teduglutide) in parenteral nutrition (PN) dependent short bowel syndrome (SBS).

“We made great progress in 2009 advancing our two registration programs for GATTEX and NPSP558,” said Francois Nader, M.D., president and chief executive officer of NPS Pharmaceuticals. “We are pleased to be within reach of our enrollment objective for the STEPS study of GATTEX in short bowel syndrome. Assuming the current trends continue, we expect top line results near the end of 2010 or very early in 2011. The actions we took to accelerate enrollment in REPLACE for NPSP558 are beginning to take hold with patient enrollment accelerating considerably over the past two months.”

Financial Highlights

NPS reported a net loss of $2.0 million or $0.04 per diluted share for the fourth quarter of 2009, compared to a net loss of $8.5 million or $0.18 per diluted share for the fourth quarter of 2008. For the full year, NPS reported a net loss of $17.9 million or $0.37 per diluted share for 2009, versus a net loss of $31.7 million or $0.67 per diluted share for 2008.

The company’s cash, cash equivalents and short- and long-term investments totaled $74.9 million at December 31, 2009 versus $106.1 million at December 31, 2008. On March 1, 2010, the company received an additional $38.4 million of capital from the sale of certain of its REGPARA royalty rights. The company’s net cash burn was $42.1 million for 2009 versus revised guidance of $43 to $50 million. The company’s reported cash burn is defined as the net change in cash, cash equivalents, and marketable investment securities, excluding changes in the fair value of auction-rate security (ARS) investments (approximately $2 million) and proceeds from external financing activities (approximately $9 million). Cash burn is a non-GAAP financial measure that may be considered in addition to results prepared in accordance with U.S. generally accepted accounting principles (GAAP). This non-GAAP measure should not be considered a substitute for, or superior to, GAAP results. NPS believes that cash burn is relevant and useful information for the company and its investors as it provides a meaningful way of determining net cash used for operations of the company.

Product Pipeline Update

The company’s activities in 2009 were largely focused on advancing Phase 3 registration programs for GATTEX in SBS and NPSP558 in hypoparathyroidism, with key highlights summarized below:

GATTEX® (teduglutide)

  The company believes that a sufficient number of patients are currently enrolled, scheduled or identified to achieve the 86-patient randomization target for STEPS. The study’s enrollment target is estimated based on the percentage of patients who have discontinued prior to randomization. While the company believes that a sufficient number of patients have been identified, it has elected to continue enrolling patients in STEPS until the study has been fully randomized to ensure the full and timely completion of the study. Once the randomization target is achieved, any remaining patients who complete the stabilization phase will be enrolled in STEPS 2, an open label study in which all participants will receive up to 24 months of GATTEX therapy. STEPS is an international, double-blind, placebo controlled safety and efficacy study to confirm previously reported data that showed GATTEX was well tolerated and had a beneficial impact on reducing PN dependence in SBS patients. The company believes positive results from STEPS will enable it to seek U.S. marketing approval for GATTEX for adult patients with PN-dependent SBS. NPS is advancing STEPS and STEPS 2 based on the collaboration agreement entered into with Nycomed, which provides for the sharing of external clinical costs.
  Clinical investigators presented new data from the first 24-week, placebo-controlled Phase 3 clinical trial of GATTEX at the June 2009 Digestive Disease Week or DDW conference and the October 2009 American College of Gastroenterology or ACG Annual Scientific Meeting and Postgraduate Course. Data continue to underscore the potential efficacy and safety of GATTEX in patients with SBS.

  NPS has executed long-term supply agreements for the commercial manufacture and supply of active pharmaceutical ingredient, finished injectable product, and other commercial supply-chain services.
  NPS held a pre-investigational new drug application (pre-IND) meeting with the U.S. Food and Drug Administration (FDA) to discuss teduglutide in chemotherapy-induced gastrointestinal mucositis, and the company is currently defining its clinical development strategy for this indication.
  Conduct and analysis of preclinical studies supporting the development of teduglutide in pediatric SBS are substantially complete.

NPSP558 (recombinant parathyroid hormone 1-84 [rDNA origin] injection)

  NPS has implemented a number of proactive steps to accelerate enrollment in REPLACE, including transitioning certain activities to a new service provider, adding new clinical sites, and expanding the base of eligible patients to better match the target patient population. The changes are beginning to take hold with recent enrollment rates accelerating. The company now expects to achieve its enrollment target for REPLACE in the second half, rather than the middle of, 2010. REPLACE is an international, double-blind, placebo-controlled Phase 3 registration study evaluating NPSP558 for the treatment of hypoparathyroidism in adults.
  Results from an investigator-initiated Phase 2 open-label proof-of-concept study demonstrated that NPSP558 can potentially be used effectively and safely as a therapeutic agent in hypoparathyroidism. Thirty hypoparathyroidism subjects participated in the study and were treated with NPSP558 at a dose of 100 mcg every-other-day by subcutaneous injection for 24 months. Investigators were able to maintain serum calcium within the normal range while significantly reducing the intake of supplemental calcium and active vitamin D. The data were published online on January 22, 2010 in the international peer-reviewed journal Osteoporosis International.
  NPS has executed long-term supply agreements for the commercial manufacture and supply of active pharmaceutical ingredient, finished injectable product, and other commercial supply-chain services.

2009 Financial Results

Royalties

NPS earns royalties on (i) Amgen’s sales of Sensipar® (cinacalcet HCl), (ii) Nycomed’s sales of Preotact® (recombinant parathyroid hormone 1-84 [rDNA origin] injection), (iii) Kyowa Kirin’s sales of REGPARA® (cinacalcet HCl), and (iv) Ortho-McNeil’s sales of Nucynta® (tapentadol). Royalty revenue grew to $22.0 million and $79.3 million for the fourth quarter and full year 2009, respectively, versus $18.3 million and $70.2 million for the fourth quarter and full year 2008, respectively.

The components of royalties are summarized as follows:

In millions	Fourth Quarter		Full Year
	2009	2008	2009	2008
Royalty:
Sensipar	$17.1	$15.1	$64.6	$59.6
Preotact	3.5	2.5	10.5	8.7
REGPARA	1.2	0.7	3.7	1.9
Nucynta	0.2	--	0.5	--
Total	$22.0	$18.3	$79.3	$70.2

The company’s royalty rights related to Sensipar, Preotact, and REGPARA have been partially monetized and classified as non-recourse debt. After repayment of the debt and interest, as defined in the agreements, the cash flows from these royalties will return to NPS.

Research and development

Research and development expenses were $13.3 million for the fourth quarter 2009 versus $4.8 million for the fourth quarter 2008. Research and development expenses were $35.3 million for the full year 2009 as compared to $19.0 million for the full year 2008. The increase in research and development expense was largely due to the advancement of the short bowel syndrome and hypoparathyroidism registration programs.

General and administrative

General and administrative expenses of $4.8 million for the fourth quarter of 2009 remained consistent with $4.9 million for the fourth quarter of 2008. For the full year, general and administrative expenses decreased to $20.1 million in 2009 versus $22.6 million in 2008, which was largely attributable to reduced personnel-related expenditures.

Interest expense

Fourth quarter interest expense was $13.0 million for 2009 versus $16.4 million for 2008. For the full year, interest expense was $52.6 million for 2009 as compared to $65.4 million for 2008. Interest expense is largely attributable to non-recourse debt issued in 2004 and 2007. With the exception of $50 million in 5.75% convertible notes due in 2014, all of the company’s debt is non-recourse and secured by its Sensipar and Preotact royalties.

Gain (loss) and impairments on marketable investment securities

NPS recorded a gain on the sale of its marketable investment securities of $1.3 million for the fourth quarter and full year 2009. NPS recorded impairment charges related to other-than-temporary declines in the fair value of its ARS investments of $2.2 million for the full year 2009, $6.2 million for the fourth quarter of 2008, and $21.0 million for the full year 2008. There were no impairment charges for the fourth quarter of 2009.

Gain on sale of subsidiary

In December 2009, the company sold a majority interest in its subsidiary, NPS Allelix Corp., to a group of investors and recorded a $4.9 million gain on the sale.

Cash and investments

At December 31, 2009, the company’s cash, cash equivalents, and short- and long-term investments totaled $74.9 million compared to $106.1 million at December 31, 2008. Included in these amounts are ARS investments with an estimated fair value of $8.6 million and $8.8 million and a cost basis of $24.9 million and $29.7 million at December 31, 2009 and 2008, respectively. The company sold certain of its ARS investments during the fourth quarter of 2009 and all of the company’s remaining ARS investments at December 31, 2009 have been sold or will be sold in 2010 in connection with a settlement agreement. The company has classified its ARS investments as current assets within its balance sheet at December 31, 2009 and as non-current assets at December 31, 2008.

Dr. Nader added: “We were pleased to deliver cash burn in line with our guidance and end the year with nearly $75 million in cash and investments. In addition to the sale of our Allelix subsidiary last year, we recently secured more than $38 million of non-dilutive capital by monetizing our REGPARA royalty rights and we will continue to evaluate other opportunities to strengthen our balance sheet. Along with advancing our STEPS and REPLACE registration studies in 2010, we will place a significant focus on commercial supply chain and regulatory-readiness activities to ensure the timely and complete filing of two new drug applications.”

2010 Financial Guidance

NPS expects its 2010 cash burn to be in the range of $75 to $90 million. This excludes $38.4 million, which the company recently received from the sale of its REGPARA royalty rights. The Company’s cash burn forecast is defined as the expected change in cash, cash equivalents and marketable investment securities, excluding changes in the estimated fair value of the company’s auction-rate security investments and proceeds from external financing activities.

The increase in the company’s 2010 cash burn forecast from 2009 is partially due to the timing of payments of certain 2009 expenses, which are now projected to occur in 2010. The company’s 2009 cash burn was $42 million versus original guidance of $55 to $65 million. In addition, the company’s 2010 cash burn will be driven by the following: (i) regulatory and commercial supply-chain activities, which include manufacturing product at commercial scale and other non-clinical and CMC (chemistry, manufacturing, and controls) activities to support new drug applications; (ii) clinical research costs associated with the advancement of the REPLACE, STEPS and STEPS 2 studies; and (iii) market research and commercialization readiness activities.

Conference Call Information

NPS will host a conference call today at 5:00 PM Eastern Time. To participate in the conference call, dial (866) 730-5767 and use passcode 82969479. International callers may dial (857) 350-1591, using the same passcode. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the calendar of events page located in the investor section of the NPS website, http://www.npsp.com.

If you are unable to participate in the live call, a replay will be available at (888) 286-8010, with passcode 31072014, until midnight ET, March 18, 2010. International callers may access the replay by dialing (617) 801-6888, using the same passcode. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing new treatment options for patients with rare gastrointestinal and endocrine disorders. The company is currently conducting two Phase 3 registration programs. Teduglutide, a proprietary analog of GLP-2, is being evaluated as GATTEX® in a Phase 3 registration study known as STEPS for intestinal failure associated with short bowel syndrome and is in preclinical development for gastrointestinal mucositis and other pediatric indications. NPSP558 (recombinant parathyroid hormone 1-84 [rDNA origin] injection) is being evaluated in a Phase 3 registration study known as REPLACE as a hormone replacement therapy for hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, Kyowa Kirin, Nycomed, and Ortho-McNeil Pharmaceuticals. Additional information is available at http://www.npsp.com.

“NPS” and “NPS Pharmaceuticals” are the company’s registered trademarks. GATTEX® is the company’s registered trademarks in the U.S. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues:
Royalties	$21,992	$18,323	79,339	70,217
Product sales	58	2,860	66	4,544
Milestones and license fees	--	2,882	4,742	27,518
Total revenues	22,050	24,065	84,147	102,279

Costs and expenses:
Cost of royalties	--	1,141	500	5,831
Cost of goods sold	--	--	--	1,350
Cost of license fees	--	941	481	5,665
Research and development	13,252	4,837	35,339	18,965
General and administrative	4,762	4,903	20,101	22,563
Restructuring charges (credit)	4	33	26	(272)
Gain on sale of fixed assets	--	(186)	--	(186)
Total operating expenses	18,018	11,669	56,447	53,916
Operating income	4,032	12,396	27,700	48,363

Other income (expense):
Interest income	334	974	1,708	4,778
Interest expense	(13,037)	(16,352)	(52,627)	(65,373)
Gain on marketable investment securities	1,259	--	1,326	--
Loss on impairment of marketable investment securities	--	(6,207)	(2,206)	(20,950)
Gain on sale of subsidiary	4,875	--	4,875	--
Other (expense) income, net	(135)	753	(382)	1,277
Total other expense, net	(6,704)	(20,832)	(47,306)	(80,268)
Loss before income tax expense (benefit)	(2,672)	(8,436)	(19,606)	(31,905)

Income tax expense (benefit)	(695)	41	(1,744)	(179)
Net loss	($1,977)	($8,477)	($17,862)	($31,726)

Net loss per common and potential common share:
Basic	($0.04)	($0.18)	($0.37)	($0.67)
Diluted	($0.04)	($0.18)	($0.37)	($0.67)

Weighted average common and potential common share:
Basic	48,991	47,898	48,271	47,699
Diluted	48,991	47,898	48,271	47,699

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	December 31,	December 31,
	2009	2008
Assets:
Cash, cash equivalents and marketable investment securities	$74,928	$97,380
Current restricted cash and cash equivalents	41,821	37,016
Account receivable	23,965	25,406
Other current assets	4,538	18,694
Equipment, net	399	285
Goodwill	9,429	9,429
Marketable investment securities, less current portion	--	8,752
Debt issuance costs	3,454	5,158
Other assets	1,058	1,486
Total assets	$159,592	$203,606

Liabilities and Stockholders’ Deficit:
Current liabilities	$73,972	$81,889
Convertible notes	50,000	50,000
Secured notes payable, excluding current*	240,194	268,277
Other liabilities	18,225	18,526
Total liabilities	382,391	418,692

Common stock and additional paid-in capital	697,050	689,994
Accumulated other comprehensive income (loss)	2,893	(200)
Accumulated deficit	(922,742)	(904,880)
Total stockholders' deficit	(222,799)	(215,086)
Total liabilities and stockholders' deficit	$159,592	$203,606

* Non-recourse debt secured by Sensipar® and Preotact® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com